EXHIBIT 23









          Independent Auditors' Consent


The Board of Directors
Monmouth Real Estate Investment Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-100805), Form S-3 (File No. 333-103216) and Form S-3D (File No. 333-110737) of Monmouth Real Estate Investment Corporation of our report dated December 12, 2003, relating to the balance sheets of Monmouth Real Estate Investment Corporation as of September 30, 2003 and 2002 and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2003, and the related schedule, which report appears in the September 30, 2003 Annual Report on Form 10-K of Monmouth Real Estate Investment Corporation.



                         /s/ KPMG LLP
                         KPMG LLP


Short Hills, New Jersey
December 22, 2003